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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:   Tom Averill                      Kristine Szarkowitz
            Chief Financial Officer          Public Relations
            Aris Corporation                 Aris Corporation
            (206) 433-2081                   (206) 4312425

     ARIS CORPORATION EXPANDS INTO NEW YORK BY ACQUIRING TRAINING COMPANY

     SEATTLE, WA - September 15, 1997 - Aris Corporation (Nasdaq: ARSC) announced today that it has signed an agreement to acquire Enterprise Computing Inc. (d/b/a Buller, Owens & Associates), an information technology (IT) training company in New York, NY.

     Buller, Owens & Associates is a Microsoft Authorized Technical Education Center Partner, as well as a Lotus Notes Premium Business Partner and an Authorized Education Center, having had revenues of approximately $2.7 million for the previous 12 months. The acquisition, structured as a merger with Aris as the surviving company, is expected to close October 1, 1997.

     "Aris continues to expand into strategic markets by acquiring companies that share our vision of providing high quality IT training and consulting for leading-edge technologies," said Paul Song, President and CEO of Aris. "Buller, Owens & Associates complements our strategy with its outstanding reputation and customers in a major market region."

     "Buller, Owens & Associates has developed a significant customer base in the financial sector. Aris serves many of the same customers from our London office, who will now benefit from our ability to provide the same high-quality consulting and training services across their global operations."

     Karl Owens, President of Buller, Owens & Associates, said, "We believe joining Aris will enable us to continue serving clients with the same level of customer focus while becoming better equipped in providing an even more comprehensive line of technology services within the continually changing IT market."

     Buller, Owens & Associates is the second acquisition this year for Aris, which acquired UK-based Oxford Computer Group March 1, 1997. Aris completed its initial public offering in June 1997, making this acquisition its first as a public company.

     Aris Corporation is an international provider of integrated information technology consulting and training solutions focused on Microsoft and Oracle leading-edge technologies. With more than 400 employees and 14 sites in the U.S. and UK, Aris enables organizations to strategically use client/server and Internet technology to improve their business operations. Aris corporate offices are at 6720 Fort Dent Way, Suite 250, Seattle, WA. 98188. Tel: (206) 433-2081, http://www.aris.com
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     In accordance with the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995, the Company notes that the statements in this press release, and elsewhere, that look forward in time, which include everything other than historical information involve risks and uncertainties that may affect the Company's actual results of operations. The following important factors, set forth in more detail in the Company's final prospectus from its recent public offering that it filed with the Securities and Exchange Commission on June 18, 1997, among other risk factors set forth in the prospectus, could cause actual results to differ materially from those set forth in the forward-looking statements: the Company's ability to recruit and retain IT professionals, its ability to manage growth and integrate acquisitions, the fact that the Company derives a significant portion of its revenue from a limited number of larger clients, that it depends on its relationships with certain key vendors of software technology, that its quarterly operating results may vary as a result of seasonality, that most of its consulting agreements are terminable upon 14 days' notice, that it expects to continue to expand its international operations and that it is in a competitive and rapidly changing industry.